EXHIBIT 99.1

Inuvo Reports Record Quarterly Revenue of $24.6 Million, a

44% Year-Over-Year Increase for the Third Quarter of 2023

Reports positive free cash flow and adjusted EBITDA

Management to host conference call at 11:00 AM ET today, Friday, November 10, 2023

LITTLE ROCK, AR, November 10, 2023 (GLOBE NEWSWIRE) -- Inuvo, Inc. (NYSE American: INUV), a leading provider of marketing technology, powered by artificial intelligence (AI) that serves brands and agencies, today provided a business update, and announced its financial results for the third quarter ended September 30, 2023.

Recent Highlights:

•	Added a dozen new clients across non-profit sector, entertainment, oil & gas, consulting and retail industries

•	Released version 2.0 of the AI-powered Audience Discovery Portal

•	Announced that by using its IntentKey solution, advertisers can reach their desired audiences on Safari browser, despite new privacy restrictions

•	Significantly enhanced IntentKey’s generated Insights within the clients dashboard

Richard Howe, CEO of Inuvo, stated, “I am pleased to report that we achieved a 44% year-over-year increase in revenue to $24.6 million for the third quarter of 2023, the highest quarterly revenue realized in the Company’s history.  We also achieved strong sequential revenue growth of 48%, a 117% year-over-year increase in gross profit and delivered positive adjusted EBITDA for the quarter. Notably, for the last five months, we have been generating positive free cash flow.”

Mr. Howe added, “The end of identity and consumer data-oriented ad-targeting across the open web is fast approaching. This transformation will impact every aspect of how marketing has been done for generations. Our proprietary AI-powered IntentKey could not be better positioned given the privacy oriented technological and legislative events occurring within our industry.”

Financial Results for the Three and Nine Months Ended September 30, 2023

Net revenue for the third quarter of 2023 totaled $24.6 million, compared to $17.1 million for the same period last year.  Net revenue for the nine months ended September 30, 2023, totaled $53.1 million compared to $58.3 million for the same period last year. The higher revenue for the three-month period ended September 30, 2023 compared to comparable prior year period was primarily attributable to an increased focus on Indirect channels since the start of the year. The change in mix between Direct and Indirect revenue in 2023 is attributed to this change in focus. Indirect channels provide access to multiple end-clients.

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Cost of revenue for the third quarter of 2023 totaled $2.3 million, compared to $6.8 million for the same period last year. Cost of revenue for the nine months ended September 30, 2023, totaled $7.8 million as compared to $24.7 million for the same period last year.  The decrease in the cost of revenue for the three months and nine months ended September 30, 2023, as compared to the same periods last year, was related to the decline in focus related to Direct customers.

Gross profit for the three and nine months ended September 30, 2023, totaled $22.3 million and $45.2 million, respectively, as compared to $10.3 million and $33.6 million, respectively, for the same periods last year. Gross profit margin for the three and nine months ended September 30, 2023, was 90.7% and 85.2%, respectively, as compared to 60.3% and 57.6%, respectively, for the same periods last year. The higher gross margin was due to changes in revenue mix, where a greater percentage of the revenue this year was from Indirect customers, which typically have higher gross margins.

Operating expenses for the three months ended September 30, 2023, totaled $23.5 million compared to $14.1 million for the same period last year. Operating expenses for the nine months ended September 30, 2023, totaled $53.2 million compared to $42.3 million for the same period last year.

Net loss for the third quarter of 2023 totaled $1.2 million, or $0.01 per basic and diluted share, as compared to net loss of $3.8 million, or $0.03 per basic and diluted share, for the same period last year. Net loss for the nine months ended September 30, 2023, totaled $8.0 million, or $0.06 per basic and diluted share, as compared to net loss of $9.1 million, or $0.08 per basic and diluted share, for the same period last year.

Adjusted EBITDA [see reconciliation table below] was approximately $32 thousand in the third quarter of 2023, compared to a loss of approximately $2.6 million for the same period last year. Adjusted EBITDA was a loss of approximately $4.4 million for the nine months ended September 30, 2023, compared to a loss of approximately $3.4 million for the same period last year.

Liquidity and Capital Resources:

As of September 30, 2023, Inuvo had $7.0 million in cash and cash equivalents, approximately $1.7 million of working capital, and a working capital facility of $5.0 million with no outstanding balance.

As of November 6, 2023, Inuvo had 137,981,678 common shares issued and outstanding.

Conference Call Details:

Date: Friday, November 10, 2023

Time: 11:00 a.m. Eastern Time

Toll-free Dial-in Number: 1-888-506-0062

International Dial-in Number: +1 973-528-0011

Conference ID: 983191

Webcast Link: HERE

An audio replay of the call will be available through November 24, 2023, and can be accessed by dialing 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and by entering the access code: 49395.

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About Inuvo

Inuvo®, Inc. (NYSE American: INUV) is a market leader in Artificial Intelligence built for advertising. Its IntentKey AI solution is a first-of-its-kind proprietary and patented technology capable of identifying and actioning to the reasons why consumers are interested in products, services, or brands, not who those consumers are. To learn more, visit www.inuvo.com.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Inuvo’s quarter-end financial close process and preparation of financial statements for the quarter that are subject to risks and uncertainties that could cause results to be materially different than expectations. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation risks detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in Inuvo, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 as filed on March 10, 2023, and our other filings with the SEC.  Additionally, forward looking statements are subject to certain risks, trends, and uncertainties including the continued impact of Covid-19 on Inuvo’s business and operations. Inuvo cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Inuvo does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. Inuvo further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this press release. The information which appears on our websites and our social media platforms is not part of this press release.

Inuvo Company Contact:

Wally Ruiz

Chief Financial Officer

Tel (501) 205-8397

wallace.ruiz@inuvo.com

Investor Relations :

David Waldman / Natalya Rudman

Crescendo Communications, LLC

Tel: (212) 671-1020

inuv@crescendo-ir.com

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(Tables follow)

INUVO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
	2023	2022	2023	2022
Net revenue	$24,570,588	$17,072,189	$53,069,433	$58,332,859
Cost of revenue	2,274,626	6,782,047	7,833,729	24,717,143
Gross profit	22,295,962	10,290,142	45,235,704	33,615,716
Operating expenses	90.7%	60.3%	85.2%	57.6%
Marketing costs	17,625,806	8,620,161	36,769,972	26,778,020
Compensation	3,525,943	3,237,414	10,202,200	9,611,011
Selling, general and administrative	2,335,295	2,206,119	6,229,069	5,944,027
Total operating expenses	23,487,044	14,063,694	53,201,241	42,333,058
Operating loss	(1,191,082)	(3,773,552)	(7,965,537)	(8,717,342)
Interest (expense) income, net	19,852	(13,149)	(37,454)	(11,078)
Other income (loss) , net	250	(23,861)	14,668	(401,336)
Net loss	(1,170,980)	(3,810,562)	(7,988,323)	(9,129,756)
Other comprehensive income
Unrealized loss on marketable securities	-	36,170	84,868	(186,239)
Comprehensive loss	(1,170,980)	(3,774,392)	(7,903,455)	(9,315,995)

Earnings per share, basic and diluted
Net loss income	($0.01)	($0.03)	($0.06)	($0.08)
Weighted average shares outstanding
Basic	127,381,051	119,995,367	128,793,522	118,838,258
Diluted	127,381,051	119,995,367	128,793,522	118,838,258

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INUVO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30	December 31
	2023	2022
Assets

Cash and cash equivalent	$6,978,481	$2,931,415
Marketable securities-short term	-	1,529,464
Accounts receivable, net	10,159,727	11,119,892
Prepaid expenses and other current assets	959,037	798,977
Total current assets	18,097,245	16,379,748

Property and equipment, net	1,682,427	1,668,972

Goodwill	9,853,342	9,853,342
Intangible assets, net of accumulated amortization	4,910,916	5,649,291
Other assets	1,631,724	2,005,957

Total assets	$36,175,654	$35,557,310

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$7,766,466	$8,044,802
Accrued expenses and other current liabilities	8,673,984	5,550,984
Total current liabilities	16,440,450	13,595,786

Long-term liabilities	866,526	212,208

Total stockholders’ equity	18,868,678	21,749,316
Total liabilities and stockholders’ equity	$36,175,654	$35,557,310

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RECONCILIATION OF LOSS FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
	2023	2022	2023	2022
Net loss	(1,170,980)	(3,810,562)	$(7,988,323)	$(9,129,756)
Interest (Income) Expense	(19,852)	13,149	37,454	11,078
Depreciation	420,808	394,942	1,245,762	1,124,674
Amortization	265,904	270,742	816,167	898,484
EBITDA	(504,120)	(3,131,729)	(5,888,940)	(7,095,520)
Stock-based compensation	536,538	535,458	1,471,683	1,890,991
Non recurring items:
Expense of fraudulent media				1,367,800
Unrealized loss on marketable securities		23,861		401,336
Adjusted EBITDA	32,418	(2,572,410)	(4,417,257)	(3,435,393)

Reconciliation of Operating Loss to EBITDA and Adjusted EBITDA

We present EBITDA and Adjusted EBITDA as a supplemental measure of our performance. We defined EBITDA as Net loss plus (i) interest expense, (ii) depreciation, and (iii) amortization. We further define Adjusted EBITDA as EBITDA plus (iv) stock-based compensation and (v) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

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